Compliance Policies and Procedures Manual

October 2015

CONFIDENTIAL

Table of Contents
DEFINITIONS	5
EMPLOYEE/POSITION RESPONSIBILITY CHART	6
INTRODUCTION	6
ACKNOWLEDGEMENT OF POLICIES AND PROCEDURES	9
TRAINING	10
ONGOING COMPLIANCE RISK ASSESSMENT	10
ANNUAL REVIEW	10
VIOLATIONS AND PENALTIES	10
PROPERTY OF WBI INVESTMENTS AND HARTSHORNE GROUP	11
REGISTRATION	11
FIRM REGISTRATION	11
STATE NOTICE FILINGS	12
WBI FUNDS and WBI ETF FILINGS/PROCEDURES	12
WEB CRD/IARD	12
ADVISOR REPRESENTATIVE LICENSING – REGULATORY REQUIREMENTS	13
ADVISOR REPRESENTATIVE LICENSING – FIRM REQUIREMENTS	14
TERMINATION OF A SUPERVISED PERSON	15
WBI/HG CODE OF ETHICS	15
INTRODUCTION	15
FIDUCIARY DUTY & STANDARDS OF BUSINESS CONDUCT	16
COMPLIANCE WITH FEDERAL SECURITIES LAWS	16
SUPERVISION	16
PROHIBITED ACTS	16
Place of Business	18
RECORDKEEPING	18
INSIDER TRADING	19
PERSONAL SECURITIES TRANSACTIONS	20
Brokerage Account Reporting	22
OUTSIDE BUSINESS ACTIVITIES	23
GIFTS AND ENTERTAINMENT	23
POLITICAL CONTRIBUTIONS	25
VIOLATIONS	26
ELECTRONIC COMMUNICATIONS	26
OVERVIEW	26
EMAILS, INSTANT MESSAGES, AND FAXES SENT TO MORE THAN ONE PERSON	26
ELECTRONIC COMMUNICATIONS SURVEILLANCE	27
PRIVILEGED EMAILS	27
PERSONAL EMAILS	27
TEXT AND PIN-TO-PIN MESSAGING	27
ELECTRONIC SECURITY	27
RETAINING ELECTRONIC COMMUNICATIONS	28
ELECTRONIC DELIVERY OF REQUIRED DISCLOSURES	28
SOCIAL MEDIA POLICY	29

SUPERVISION OF ADVISORY SERVICES & FEES	29

WBI INVESTMENT COMMITTEE	29
HARTSHORNE GROUP, INC.	30
FINANCIAL PLANNING SERVICES THROUGH HG	30
CONSULTING SERVICES	31
WBI INVESTMENT MANAGEMENT DEPARTMENT	31
WBI OPERATIONS DEPARTMENT	31
ACCOUNT ESTABLISHMENT	32
FEE BILLING	34

CLIENT DOCUMENTS AND DISCLOSURES	37

DISCLOSURE DOCUMENT	37
CONFLICTS OF INTEREST	38
CLIENT AGREEMENTS AND SUPPORTING DOCUMENTS	38
Investment Management Agreements	38
Investment Company Advisory Agreement	39
FEES	40
WBI Investment Management Fees	40
Bundled Fee Arrangements	41
Cross Payment of Fees	41
Performance-Based Fees and Side-By-Side Management	41
DISCLOSURE CONTROLS AND PROCEDURES	41
WBI FUNDS PORTFOLIO HOLDINGS DISCLOSURE POLICY	42
WBI ETFS PORTFOLIO HOLDINGS DISCLOSURE POLICY	43

CUSTODY	44

CUSTODY SITUATIONS THAT APPLY TO WBI	44
Procedures to Comply with Rule	44
HG AND CUSTODY	45
Prohibited Practices	45
INADVERTENT RECEIPT OF CLIENT FUNDS OR SECURITIES	45

WBI ANTI-MONEY LAUNDERING POLICY	46

Contacts from Regulatory Authorities	46
Suspicious Activities and Arrangements	46

WBI TRADING POLICIES AND PROCEDURES	47

WBI INVESTMENT PROCESS	47
WBI FUND AND WBI ETF INVESTMENT MANAGEMENT	48
DISCRETIONARY TRADING	49
TRADE ALLOCATION	49
AGGREGATION OF CLIENT ORDERS	50
INDIVIDUAL ACCOUNT TRADING	51
PRINCIPAL TRANSACTIONS	51
CROSS TRADES	51
MARKET TIMING	51

BEST EXECUTION	51

DETERMINATION OF BEST EXECUTION	52
GENERAL POLICIES	52
BEST EXECUTION COMMITTEE	52
BROKERAGE SELECTION PROCESS	53
EXECUTION	54
Use of Executing Brokers	54
Trading Directly At An Approved Qualified Custodian	54
DIRECTED BROKERAGE ACCOUNTS	54
PRICES	55
ORDER RECONCILIATION	55
TRADING ERRORS	55
WBI POLICY REGARDING ALLOCATION OF BROKERAGE TO COMPENSATE FOR DISTRIBUTION OF WBI FUND SHARES	55
VARIABLE ANNUITY AND VARIABLE LIFE INSURANCE TRADING	56
TRADE CONFIRMATION	56
SOFT DOLLARS	56
VALUATION OF INVESTMENT COMPANY CLIENT HOLDINGS	57

RELATIONSHIPS WITH INTRODUCING ADVISORS & SOLICITORS	57

INTRODUCTION TO RULE 206(4)-3	57
WBI POLICY ON USE OF INTRODUCING ADVISORS (OUTSIDE SOLICITORS)	58
Solicitor Engagement and Agreements	58
STANDARDIZED SOLICITOR QUESTIONNAIRE	59

COMPLAINTS, REGULATORY EXAMINATIONS AND REGULATORY INVESTIGATIONS	61

COMPLAINTS	61
REGULATORY EXAMINATIONS	61
INVESTIGATIONS	62

CLIENT COMMUNICATIONS	62

OVERVIEW	62
DEFINTIONS	63
MARKETING MATERIALS	64
PERFORMANCE MARKETING	66
CORRESPONDENCE	67
CORRESPONDENCE – PERFORMANCE REPORTS	68

INVESTMENT COMPANY ADVERTISING	69

WEBSITE POSTINGS	69
INVESTMENT COMPANY ADVERTISING	69

PRIVACY REQUIREMENTS	70

BACKGROUND AND OVERVIEW	70
WBI/HG CYBERSECURITY POLICY	72
SECURITY BREACH	76
HG IDENTITY THEFT PREVENTION POLICY	76
Red Flags	77
Identity Verification	77
Preventing and Mitigating Identity Theft	78
Updating the Identity Theft Prevention Program	78
Oversight of the Identity Theft Program	78
Oversight of Service Provider Arrangements	78
Wire Fraud Prevention	78
Training	79
DOCUMENT DISPOSAL	80
INADVERTANT DOCUMENT DISPLAY	80
ADVISORS SERIES AND ABSOLUTE SHARES TRUST PRIVACY POLICY	81

PROXY VOTING	81

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)	82

BONDING REQUIREMENTS	84

SCHEDULES 13D, 13F, 13G AND 13H FILINGS	84

FOREIGN CLIENTS	86

BUSINESS CONTINUITY AND CONTINGENCY PLAN	87

BOOKS AND RECORDS	87

ELECTRONIC COMMUNICATIONS AND RETENTION	88
MAINTENANCE OF ELECTRONIC DOCUMENTS	88
REGISTERED INVESTMENT COMPANY CLIENTS	89
BOOKS AND RECORDS TO BE MAINTAINED UNDER RULE 31A-1 OF THE 1940 Act	89

Appendix A: Approved Custodians	94

Appendix B: Privacy Policies	95

Appendix C: Books and Records Log	103

DEFINITIONS
Advertisement - the term advertisement shall include any notice, circular, letter or other written communication addressed to more than one person, or any notice or other announcement in any publication or by radio or television, which offers (1) any analysis, report, or publication concerning securities, or which is to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (2) any graph, chart, formula, or other device to be used in making any determination as to when to buy or sell any security, or which security to buy or sell, or (3) any other investment advisory service with regard to securities.

Advisory Representative - Individuals who have gone through the process of obtaining registration under WBI.  It is a person who solicits, meets with, communicates or performs advisory services to clients through WBI.

Agency Cross Transactions - the term agency cross transaction for an advisory client shall mean a transaction in which a person acts as an investment adviser in relation to a transaction in which such investment adviser, or any person controlling, controlled by, or under common control with such investment adviser, acts as broker for both such advisory client and for another person on the other side of the transaction

Chief Compliance Officer (CCO) - For the purpose of this manual, the individual empowered with the full responsibility and authority to develop and enforce WBI’s policies and procedures.

Complaint - Any written or verbal statement of a client or any person acting on behalf of a client alleging a grievance involving the activities of those persons under the control of the firm in connection with, but not necessarily limited to, the solicitation or execution of any transaction, the disposition of securities or funds of that client, or any advisory services provided by WBI.  Customer complaints sent by or involving an attorney or a specific dollar amount must be given heightened attention.

Correspondence - Any communication by letter or electronic mail between a client and a supervised person.  It is designed for one individual where a supervised person is responding to a specific client and that client’s needs or wants.  Correspondence would include performance reports and quarterly client position reports.

Cross Trading - A cross trade occurs when an adviser effects transactions between two of its managed accounts or funds. (i.e., Client A needs to buy the same security that Client B needs to sell.  Adviser instructs the account custodian to purchase the securities directly from Client B’s account.)

Custody - Holding, directly or indirectly, client funds or securities, or having any authority to obtain possession of them.

De-Minimus Exemption - A provision in state regulations allowing an investment advisor to provide advisory services to clients in a state without registering as long as certain conditions are met.  Most states follow the guidelines established by NSMIA and do not require registration if the investment adviser has 5 or fewer advisory clients and does not have a business location in the state.

Designated Employee – A WBI supervised person that is responsible for administering and developing selected policies and procedures outlined in this Manual.

Disclosure Brochure - The document provided to clients prior to or at the time the client begins advisory services.  It is the Form ADV Part 2 Brochure. WBI and HG each have their own disclosure brochure that must be given to clients prior to their engaging our services.

Discretionary Account - An account established to which the Advisory Representative has been granted authority to make investment decisions on behalf of the client without receiving prior authorization.  Such authority must be granted in writing.  Discretionary authorization must be specifically stated in the advisory agreement or granted to the Advisory Representative by a separate limited power of attorney.

Hedge Clause - A statement made to free oneself from responsibility. A hedge clause is also known as a disclaimer.    Hedge clauses are not permitted when used to create in the mind of a client a belief that the client has given up legal rights and is precluded from a remedy which the client might otherwise have either under common law or under the federal securities laws.

Fiduciary - Anyone responsible for the custody or management of property belonging to others.  By definition, regulators deem registered investment advisers to be fiduciaries.

Fiduciary Duty - The highest degree of trust, responsibility and objectiveness required of anyone acting as a fiduciary.

Investment Adviser - Any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing or selling securities or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.

Investment Adviser Registration Depository (IARD) - A computerized database established and maintained by FINRA for registering investment adviser firms and maintaining information relating to them.

Investment Adviser Representative - Any individual who makes any recommendations or otherwise renders advice regarding securities; who manages accounts or portfolios of clients; who determines which recommendation of advice regarding securities should be given; who solicits offers or negotiates for the sale of or sells investment advisory services; or supervises employees who perform any of the foregoing on behalf of a registered investment adviser.

Investment Supervisory Services - Defined under the Investment Advisors Act of 1940 as giving continuous advice as to the investment of funds on the basis of the individual needs of the client.

Limited Supervised Person -  On-site temporary employees, consultants, and interns are considered supervised persons on a limited basis and are subject to the Fiduciary Duty, Code of Conduct, Standards of Business Conduct, Insider Trading, and Place of Business portions of the Code of Ethics. These “limited supervised persons” are provided are copy of our Compliance Manual containing the Code of Ethics, and are required to complete a certification acknowledging their compliance with the aforementioned policies.

Material Information - Information that in reasonable and objective consideration might affect the value of the corporation’s stock or securities, would clearly affect investment judgment, or which bears on the intrinsic value of the corporation’s stock. Is the information something that a potential investor would consider important?  Is the information something that would substantially affect the market price of the security if it were public?

Non-public information - Information that has not yet been effectively communicated to the general public.  Information communicated through any form of publication that could be circulated to the general public would not be considered non-public information.  To whom has the information been provided?  Has the information been communicated to the market place by being published in The Wall Street Journal, brokerage reports, the Internet or other publications of general circulation?  There must also be sufficient time for the public to digest the information once it has been publicly disseminated.

Non-Solicited - A securities transaction is non-solicited when a client contacts the Advisory Representative with the specific security to be purchased (i.e. buy IBM, buy Putnam New Opportunities, sell Franklin Age, etc.).

Notice Filed - Formal submission by SEC registered investment advisers to, and receipt of formal approval from, a state regulator to engage in advisory activities in that state.

Outside Business Activity - Employment for compensation outside the scope of the relationship of the investment adviser and supervised person.

Performance Based Fees - An advisory fee based on a share of capital gains or capital appreciation of client assets.

Principal Transactions - A principal transaction occurs when the firm, acting for its own account (i.e., a proprietary account of the firm or any affiliate of the firm), buys a security from, or sells a security to, a client's account.  Note that riskless principal transactions effected for an advisory client account by an affiliated broker-dealer are considered principal trades under the Investment Advisers Act.

Soft Dollar Practices - Arrangements under which eligible research or brokerage products (as defined under Section 28(e) of the Securities Exchange Act of 1934) are paid for using client commissions.

Solicited Transaction - A securities transaction where the Advisory Representative makes a specific investment recommendation to the client.  A securities transaction is solicited regardless of whether or not the client contacted the Representative regarding the concept of investing.

Supervised Person - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Trading Authorization - Trading authorization without discretionary authorization is only authorization for the Advisory Representative to facilitate securities transactions in the client’s account on the client’s behalf.  Unless the Advisory Representative has obtained power of attorney granting discretionary authorization, the Advisory Representative must obtain the client’s prior authorization for any securities transaction.

EMPLOYEE DIRECTORY

The Human Resources Manager will be responsible for maintaining a current report of the employee positions at WBI Investments and Hartshorne Group, as well as those individuals that currently hold the listed positions. This report will be generated in ADP’s My Total Source website. Throughout this Manual, various duties and responsibilities are assigned to the designated position (referred to as “Designated Employee”).

INTRODUCTION

According to Rule 206(4)-7 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), all investment advisers must adopt and implement written policies and procedures that are reasonably designed to prevent and detect violations of the Advisers Act by the adviser and its personnel.

WBI Investments (referred to as WBI) and Hartshorne Group (referred to as HG) are under common ownership.  Both firms are owned and operated by the CEO.  The Vice President & Chief Investment Officer and Vice President & President of HG are officers and minority owners of both firms.  The President also has a minority ownership interest in both firms.

HG’s registration as an investment advisor became effective in the summer of 2009.  However, HG provided no advisory services until January 2010.  The purpose of HG is to provide advisory services to retail clients of WBI/HG.  WBI is a third party investment advisor (also known as a third party money manager) that is primarily in the business of providing investment management services to HG clients and clients of unaffiliated investment advisory firms.

WBI provides the following product lines: Separately Managed Accounts (“SMAs”), Exchange Traded Funds (“WBI ETFs”) and Mutual Funds (“WBI Funds”). WBI also provides investment advice and management services to two investment company product lines registered under the Investment Company Act of 1940; the WBI Funds and the WBI ETFs. The WBI Fund family consists of the WBI Absolute Return Balanced Fund, the WBI Absolute Return Balanced Plus Fund, the WBI Absolute Return Dividend Income Fund and the WBI Absolute Return Dividend Growth Fund. They shall be referred to collectively throughout this Manual as the “WBI Funds”.   The WBI Funds are a series of Professionally Managed Portfolios structured under Advisors Series Trust. The Advisor Series Trust administrator, transfer agent and fund accountant is U.S. Bancorp Fund Services, LLC, which acts as the service provider to the Fund.  The distributor of the fund is Quasar Distributors, LLC, an affiliate of U.S. Bancorp Fund Services.

The WBI ETF family consists of the following ETFs; WBI SMID Tactical Growth Shares, WBI SMID Tactical Value Shares, WBI SMID Tactical Yield Shares, WBI SMID Tactical Select Shares, WBI Large Cap Tactical Growth Shares, WBI Large Cap Tactical Value Shares, WBI Large Cap Tactical Yield Shares, WBI Large Cap Tactical Select Shares, WBI Tactical Income Shares, WBI Tactical High Income Shares. They shall be referred collectively throughout this Manual as the “WBI ETFs”. The WBI ETFs are a series of Professionally Managed Portfolios structured under Absolute Shares Trust.  The Absolute Shares Trust administrator, transfer agent and fund accountant is U.S. Bancorp Fund Services, LLC, which acts as the service provider to the ETFs.  The distributor of the ETFs is Foreside Financial Group.

Because both HG and WBI are registered with the SEC, both firms must implement policies and procedures reasonably designed to prevent, detect and correct violations of the Advisers Act.  Because HG supervised persons are also considered WBI supervised persons for purposes of Rule 206(4)-7, HG and WBI (alternatively referred to as the “Firm” or the “Companies” for purposes of this Manual) have developed this manual to provide their (1) partners, officers, directors (or any other person occupying a similar status or performing similar functions); (2) employees; and (3) others who provide investment advice on behalf of the Firm and are, therefore, subject to the supervision and control of the Firm (from this point forward collectively referred to as “supervised persons”) with an awareness of the requirements, laws, rules, and regulations that govern the Firm.

For the purposes of this Manual, the Firm considers any partner, officer, director (or other person occupying a similar status or performing similar functions), Full or Part-Time employee, or other person who provides investment advice on behalf of the investment adviser to be a supervised person. On-site temporary employees, consultants, and interns are considered supervised persons on a limited basis and are subject to the Fiduciary Duty, Code of Conduct, Standards of Business Conduct, Insider Trading, and Place of Business portions of the Code of Ethics. These “limited supervised persons” are provided are copy of our Compliance Manual containing the Code of Ethics, and are required to complete a certification acknowledging their compliance with the aforementioned policies.

The Firm has developed this Manual in an effort to ensure its supervised persons are aware of, understand, and will conduct business in accordance with the policies and procedures designated in this Manual.  The information in this manual is intended to be a guide to the applicable laws, rules and regulations governing the Firm and their supervised persons.  Policies and procedures outlined in this manual have been adopted to encourage compliance with governing laws, rules and regulations.  All supervised persons are required to be familiar with and follow the policies and procedures contained in this document.  Supervised persons should not assume that this manual is all inclusive of the laws, rules and regulations that govern the activities of the Firm.

The Firm’s investment advisory compliance program does not cover those activities conducted by supervised persons that fall outside of their responsibilities with WBI and HG.  While the Firm must be advised of and approve supervised persons’ Outside Business Activities, it is not responsible for supervising such activities.

The Firm’s Compliance Department serves in a back-office capacity.  This means the Compliance Department often serves in an advisory and consulting capacity to the Firm’s executives and other management staff and does not have sole responsibility for determining all policies and procedures.  The Compliance Department will research regulatory rules and provide guidance and opinions to the Firm so that it may formulate compliance/supervision policies and procedures.  The CCO is responsible for administrating and monitoring the Firm’s compliance program and managing the Compliance Department.  The Compliance Department is comprised of the following:

•	Chief Compliance Officer (“CCO”)
•	Senior Compliance Officer
•	Compliance Officer

The Chief Compliance Officer (also referred to as CCO) is in a position of sufficient seniority and authority to compel others to follow these policies and procedures.  Currently, the same person serves as the CCO of both WBI and HG (the Firm).  The CCO is assisted by the Compliance Officer in fulfilling assigned compliance responsibilities and helping to assure policies and procedures are implemented and observed. The Senior Compliance Officer will serve mostly in an advisory capacity.

The Compliance Department, led by the CCO,  will oversee an annual review of the Firm’s compliance program and its supervisory policies and procedures and will prepare an annual report documenting the strengths, weaknesses, areas of improvement needed, deficiencies found and any corrective actions or improvements that will be implemented.

The Compliance Officer will be responsible for reviewing and updating this manual as necessary to make sure that the Firm’s policies and procedures are consistent with current state and federal laws, rules and regulations.  A current copy of this manual will be maintained in WBI’s main office and will be distributed to all supervised persons (via the firm’s secured intranet) that participate in or have responsibilities relating to the Firm’s advisory activities.

While the Compliance Department reviews and monitors the policies outlined in this Manual, supervised persons that are designated as responsible for certain tasks and functions (referred to as “Designated Employee(s)”) are given the authority to ensure the policies and procedures they are in charge of are kept current and are completed.  When changes to a particular section of the Manual are needed, it is the Designated Employee(s)’ responsibility to draft updates for the policy, and send the Compliance Department  the proposed draft of the changes for their review and approval before inclusion into the Manual.

The CCO has formed a Compliance Committee (the Committee) made up of selected managers and staff with varying areas of expertise and responsibility.   Its purpose is to help identify possible compliance risks, issues, or concerns, and suggest steps to address them.  The members of the Committee will also be responsible for monitoring the day-to-day implementation of the procedures outlined in this manual in their departments. The Compliance Officer will organize Committee meetings to identify and address any compliance issues at the Firm. The Compliance Officer will keep the minutes of the meeting for recordkeeping.

The current members of the WBI Compliance Committee are:

▪	CEO
▪	President
▪	Vice President, CIO, Senior Compliance Officer
▪	CCO
▪	Vice President, President of HG
▪	COO
▪	CTO
▪	CFO
▪	Portfolio Manager
▪	Director of Internal Sales
▪	Director of Marketing and Executive Services
▪	Chief of Staff
▪	Compliance Officer
▪	Operations Manager

The current members of the HG Compliance Committee are:
▪	CCO
▪	Compliance Officer
▪	Vice President, President of HG
▪	Financial Planning Practice Manager
▪	Associate Planner
▪	Financial Planning Specialist

The Firm has contracted with ACA Compliance Group., an outside compliance consulting firm, to assist with addressing the regulatory and compliance obligations applicable to an investment advisor registered with the United States Securities and Exchange Commission (SEC).  ACA Compliance Group also assists with the structure of this Manual and suggested techniques for implementing the Firm’s compliance policies and procedures.  Throughout this Manual ACA Compliance Group is referenced as “ACA”.
ACKNOWLEDGEMENT OF POLICIES AND PROCEDURES
All supervised persons are expected to be familiar with the policies and procedures set forth in this manual.  Supervised persons are required to read this manual and sign an acknowledgement that they have received, read, understand and agree to comply with the policies and procedures contained in this manual.  In signing such acknowledgement, the supervised person also acknowledges that they have received, read, understand and agree to comply with the Code of Ethics, Confidentiality, and Insider Trading policies and procedures.

•
The initial acknowledgement must be signed within 10 days of the supervised person’s affiliation.  The Compliance Officer will deliver a copy of this manual and the acknowledgement as part of the orientation process for new employees, and collect the acknowledgement after it has been signed.

•	All supervised persons must sign the acknowledgment on an annual basis.

All employees are encouraged to raise questions, concerns or comments related to the policies and procedures set forth in this manual.  Questions, concerns and comments should be directed to the Designated Employee(s), the Compliance Officer, or to the CCO.

TRAINING
The CCO is responsible for conducting training for new and existing supervised persons regarding the overall structure of the compliance program as well as any updates or revisions to the existing policies and procedures.  Supervised persons are in turn responsible for training their Department on the compliance program and any updates.

The Designated Employee(s) in charge of a particular policy and procedure is also responsible for providing training on his or her policies to new and existing employees when needed and as applicable. From time to time, the Firm may hire outside compliance consultants such as ACA Compliance Consultants to assist in providing training.

Additionally, the Compliance Department will organize an annual Firm-wide compliance meeting for operational staff. The Sales Department will receive a separate compliance meeting organized by the National Sales Manager.  In addition, all supervised persons are expected to attend and familiarize themselves with any new compliance issues, risks, or procedures.
ONGOING COMPLIANCE RISK ASSESSMENT
The Firm believes in a comprehensive, firm wide approach to compliance risk assessment and compliance enforcement.  Our compliance program emphasizes that each supervised person at the Firm must be aware of the details of our Compliance Program, and also their individual role in enforcing it.

This Program begins with this Compliance Manual, which not only describes our compliance procedures in detail, but also assigns compliance tasks on a departmental and individual basis. Quarterly Compliance Committee meetings are held with representatives from each department to help identify potential compliance risks or other areas of compliance concern, brainstorm solutions to any identified issues, and discuss changes in the regulatory environment that may impact our day-to-day operations.   ACA is also available to help identify possible areas of compliance risk, remediate potential compliance issues, and advise the Firm on any compliance questions that either the Compliance Department or other supervised persons may have throughout the year.

Each Departmental Manager/Supervisor will work with the CCO and the Compliance Officer, and, in certain cases, ACA to identify potential compliance risks at the Firm. Within each Department, Designated Employees are in charge of monitoring identified compliance risks, and must conduct “risk tests” to determine whether compliance risks are occurring. Each “risk test” is assigned to a Designated Employee on an annual, quarterly, monthly, bi-weekly, weekly, or as-needed basis, depending on the individual risk. Designated Employees are then required to log the “risk test” result within the Firm’s Compliance Database, and if there is an issue, bring it to the immediate attention of the Compliance Officer.

The Compliance Officer will send out a monthly reminder to all Designated Employees who are assigned risk tests for that time period, and will report those Designated Employees who fail to complete their risk testing to the CCO.  The Compliance Officer is responsible for training each Designated Employee on the Compliance Database. If a designated employee believes that a risk test is no longer sufficient, or no longer represents the Firm’s actual procedure, they will send their suggested revisions to the Compliance Department. The CCO or Compliance Officer must approve any revisions to a risk test.  The Compliance Database and on-going risk testing process form a significant part of the Firm’s Annual Compliance Review.
ANNUAL REVIEW
The Compliance Officer will create an Annual Review Report which will document the progress of compliance issues carried over from the previous year, compliance issues raised during the year in review, steps to remediate compliance issues, and compliance goals/challenges identified for the following year. The Compliance Officer will present the report to the Chief Compliance Officer for their review and comments.
VIOLATIONS AND PENALTIES
Any violation of these policies and procedures may result in disciplinary actions including but not limited to, a verbal warning, fines, suspension or termination of employment.  Disciplinary actions will be determined by the Executive Officers depending on the severity of the violations.

PROPERTY OF WBI INVESTMENTS AND HARTSHORNE GROUP
This manual is the property of WBI and HG.  Anyone receiving a copy of this manual is required to immediately return it upon terminating his or her association with the firm.  The information contained in this manual is confidential and may not be shared or otherwise distributed to any person not associated with WBI or HG without the CCO’s prior consent.

This manual has not been approved by the Securities and Exchange Commission (SEC), the State of New Jersey or any state securities authority.
REGISTRATION
FIRM REGISTRATION
The Advisers Act requires certain investment advisers to register with the SEC.  According to Section 202(a) (11) of the Advisers Act, an investment advisor is defined as:

“any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.”

Investment advisers with assets under management of less than $100 million are supervised and regulated by the individual states.  Investment advisers with assets under management greater than $100 million are supervised and regulated by the SEC.  WBI is registered according to these requirements with the SEC.

HG is registered with the SEC, relying on Rule 203A-2(c) under the Advisers Act, because HG is under common control with WBI, an investment adviser that is registered with the SEC, and HG’s principal office and place of business is the same as WBI.

Registration does not imply the Firm possesses any level of skill or training.  The CCO is responsible for making sure that the firm is properly registered according to all rules and regulations at all times.

Investment advisers are required to register and maintain registration through the Investment Advisor Registration Depository (IARD) using Form ADV.

Form ADV Part 1A includes a number of questions about the Companies, their business practices, and control persons. All SEC and state-registered investment advisers must complete Part 1A.

Part 2A of Form ADV (the “Brochure”), which includes a narrative description of the Firm’s activities and relevant conflicts of interest, must be provided to all new clients at or before the time of entering into an advisory relationship. The Firm will also provide a summary of material changes and an offer to provide the entire Brochure to all existing Clients within 120 days of fiscal year end.

Part 2B of Form ADV (the “Brochure Supplement”), which includes biographical information about certain employees who provide advisory services, must be provided to all new clients. Before a new employee begins providing advisory services to an existing client, the Firm must provide a Brochure Supplement about the employee to all affected clients. The Firm must also provide updated Brochure Supplements to all affected clients promptly if an employee experiences a disciplinary event or if other information in a Brochure Supplement becomes materially inaccurate.

Parts 1 and 2A of Form ADV must be updated and filed electronically with the SEC on the IARD system within 90 days of fiscal year end. Form ADV must also be updated and re-filed promptly if certain information becomes inaccurate, or if any information becomes materially inaccurate.

The CCO and the Compliance Officer, along with assistance from ACA, will ensure the information on the Form ADV is accurate and current.  The CCO is responsible for approving all updates to the Form ADV prior to submission to regulators, distribution to clients, and posting on any Firm websites.

Effective with the 2011 annual ADV update, the Form ADV Part 2A is required to be filed through the IARD system; nonetheless, separate files containing all previous amendments to the Form ADV Part 2, including those made prior to 2011, and corresponding schedules are maintained by paper or electronic means.  The Compliance Officer is responsible for maintaining a copy of all historical Form ADV Part 2 documents.  All amendments to the Form ADV Part 1 which are filed through the IARD are maintained in the Historical Filing section of the IARD and can be electronically retrieved.
STATE NOTICE FILINGS
In addition to SEC registration, many states require investment advisers that are registered with the SEC to notice file in the state when the adviser will conduct business or hold itself out as an investment adviser.

The Operations Department is responsible for ensuring that WBI is properly notice filed in any required state(s) unless the firm qualifies for an exemption for notice filing in the state.  The Financial Planning Specialist is responsible for confirming HG is properly notice filed in a prospective client’s state (if required) before a planner meets with the prospective client.  In addition, notice filings will be renewed on an annual basis.

WBI and HG can rely on the national de minimus exemption, which the majority of states follow.  The de minimus exemption allows WBI and HG to maintain up to 5 household clients in a state prior to submitting a notification in the state.  Currently, four states do not follow the national de minimus exemption and require a notice filing prior to the first client.  Those states are Louisiana, Nebraska, New Hampshire, and Texas.

The Operations Department maintains a current list of each state in which WBI is notice filed.  Hartshorne Group maintains a current list of each state where HG is notice filed.  Supervised persons are responsible to ensure they do not form new client arrangements, including HG financial planning arrangements, if the respective firm is not properly notice filed in a state or is not exempt from notification requirements.  Supervised persons that have questions regarding WBI’s approval in a particular state should contact the Operations Supervisor Account Processing.  If the Financial Planning Specialist knows WBI must be notice filed in a new state, the Financial Planning Specialist must notify the Compliance Department.

The Operations Department is responsible for ensuring WBI is properly notice filed in the client’s state each time a new WBI managed account is opened.  In addition, the Operations Supervisor Account Processing conducts a quarterly review to ensure WBI is properly notice filed in each state it has clients.

If WBI must notice file in a new state, the Operations Supervisor Account Processing is responsible for instructing the Compliance Department to submit the proper notice filing through the WBI IARD account.  If HG must notice file in a new state, the Financial Planning Specialist is responsible for instructing the Compliance Department to submit the proper notice filing through the HG IARD account. The Compliance Department will inform the respective WBI/HG employee when the notification is approved.  Requests to deposit additional funds to the WBI or HG IARD account must be made to the Corporate Operations Specialist by the Compliance Department.  The Corporate Operations Specialist is responsible for transferring the necessary funds to the WBI and HG IARD accounts.
WBI FUNDS and WBI ETF FILINGS/PROCEDURES
The Compliance Department will work together with Advisors Series Trust Fund Administration and Absolute Shares Trust Administration to prepare, review, and approve Fund or ETF related regulatory filings.
WEB CRD/IARD
Web CRD/IARD account access is limited to the following:

•	CCO
•	Compliance Officer
•	Corporate Operations Specialist

Supervised persons needing to access information through the Web CRD/IARD system must contact one of the individuals listed above.  Supervised persons can view the WBI or HG Form ADV Part 1, Form ADV Part 2A, registration information, and notice filing information through the Investment Adviser Public Disclosure (IAPD) website.  The website is www.adviserinfo.sec.gov.

ADVISOR REPRESENTATIVE LICENSING – REGULATORY REQUIREMENTS
The SEC does not license investment advisor representatives but has delegated the licensing and supervision of investment advisor representatives to the states.  The SEC has provided guidance regarding in which states an investment advisor representative must be licensed.  According to Rule 203A (b) (1) (A) of the Advisers Act, states may only require investment adviser representative licensing for those individuals with an office location within the state.  However, not all states (for example Texas) follow this rule.

The SEC has provided a definition of investment adviser representative under Rule 203A of the Advisers Act which most states have implemented and is as follows.

(a)(1) “Investment adviser representative” of an investment adviser means a supervised person of the investment adviser:
(i) Who has more than five clients who are natural persons (other than excepted persons described in paragraph (a)(3)(i) of this section); and(ii) More than ten percent of whose clients are natural persons (other than excepted persons described in paragraph (a)(3)(i) of this section).

(2) Notwithstanding paragraph (a)(1) of this section, a supervised person is not an investment adviser representative if the supervised person:
(i) Does not on a regular basis solicit, meet with, or otherwise communicate with clients of the investment adviser; or
(ii) Provides only impersonal investment advice.

(3) For purposes of this section:
(i) “Excepted person” means a natural person who is a qualified client as described in §275.205–3(d)(1).  A qualified client will generally include any client that maintains $1,000,000 under (Firm Name)’s management or a client that (Firm Name) reasonably believes has a net worth of at least $2,000,000 excluding the value of the client’s primary residence.
(ii) “Impersonal investment advice” means investment advisory services provided by means of written material or oral statements that do not purport to meet the objectives or needs of specific individuals or accounts.

(4) Supervised persons may rely on the definition of “client” in §275.203(b)(3)–1, without giving regard to paragraph (b)(6) of that section, to identify clients for purposes of paragraph (a)(1) of this section, except that supervised persons need not count clients that are not residents of the United States.”

While the SEC has provided a definition of adviser representative, not all states follow the SEC’s definition.  For example, New Jersey has implemented a broader definition of investment advisor representative. Because New Jersey is the home state for both WBI and HG, the firm must follow the New Jersey adviser representatives licensing requirements for all of its supervised persons working in the home office.

The following is the adviser representative definition according to the New Jersey Bureau of Securities:

“The New Jersey Uniform Securities Law (1997), at N.J.S.A. 49:3-49(s), defines “investment adviser representative” as a person, including but not limited to a partner, officer, or director, or a person occupying a similar status or performing similar functions, or other individual, except clerical or ministerial personnel, who is employed by or associated with an investment adviser registered with the Bureau, or who has a place of business located in New Jersey and is employed by or associated with a person registered or required to be registered as an investment adviser with the U.S. Securities and Exchange Commission, and who does any of the following:

1.	makes any recommendations or otherwise renders advice regarding securities if the person has direct advisory client contact;

2.	manages accounts or portfolios of clients;

3.	determines recommendations or advice regarding securities;

4.	solicits, offers, or negotiates for the sale of or sells investment advisory services; or

5.	directly supervises any investment adviser representative or the supervisors of those investment adviser representatives.

Adviser representative does not include an investment advisory firm partner, officer, or director who does not perform any of the five functions listed above.”

Individuals applying for registration as an investment advisor representative in a state must generally obtain a passing score on one of the following examinations:

•	The Uniform Investment Adviser Law Examination (Series 65 examination); or

•	The General Securities Representative Examination (Series 7 examination) and the Uniform Combined State Law Examination (Series 66 examination).

Depending on the supervised person’s business background and experience, state regulators will grant a waiver or exemption to the required examination qualifications. The examination requirements do not apply to an individual who currently holds one of the following professional designations:

•	CERTIFIED FINANCIAL PLANNER™ practitioner (CFP® practitioner) awarded by the Certified Financial Planner Board of Standards, Inc.;
•	Chartered Financial Consultant (ChFC) awarded by the American College, Bryn Mawr, Pennsylvania;
•	Personal Financial Specialist (PFS) awarded by the American Institute of Certified Public Accountants;
•	Chartered Financial Analyst (CFA) awarded by the Institute of Chartered Financial Analysts; or
•	Chartered Investment Counselor (CIC) awarded by the Investment Counsel Association of America, Inc.
ADVISOR REPRESENTATIVE LICENSING – FIRM REQUIREMENTS
The majority of supervised persons are not deemed to be advisor representatives and are not allowed to provide investment advice to clients or solicit new advisory clients on behalf of WBI or HG.  Prior to engaging in any activities requiring investment advisor representative licensing, the supervised person will receive written authorization from his/her supervisor allowing the supervised person to engage in such activity.

While the majority of supervised persons are not allowed to act as an investment advisor representative on behalf of the companies, supervised persons are encouraged to pass the Series 65 or Series 66 Examination.  When a supervised person passes the Series 65 or Series 66, the Firm will license that supervised person as an investment advisor representative. In addition, some positions are required by WBI or HG to complete and pass the Series 65.

The Founder and CEO, President, and National Sales Manager are responsible for ensuring that supervised sales personnel are appropriately licensed for the duties and responsibilities they are assigned. The COO and CIO are responsible for ensuring that supervised WBI operational personnel are appropriately licensed for the duties and responsibilities they are assigned. The Vice President, President of HG is responsible for ensuring that supervised HG personnel are appropriately licensed for the duties and responsibilities they are assigned.  Upon notification by the appropriate Supervisor that assigned duties require a supervised person to attain licensing the Compliance Officer will facilitate the examination scheduling and initiate the licensing filing process.

In order to wholesale and help distribute the WBI Funds, WBI’s supervised persons engaging in Fund and SMA ETF distribution services are licensed as registered representatives of Quasar Distributors, LLC, a registered broker/dealer with the SEC and member FINRA/SIPC LLC. WBI and Quasar Distributors, LLC are not related or affiliated companies. However, all “brokerage” activities related to Fund distribution are performed through Quasar Distributors, LLC. Therefore, those supervised persons engaging in wholesaling activities of WBI must be dually licensed under Quasar, and the WBI home office is a registered office location of Quasar Distributors, LLC with FINRA. The Compliance Officer will coordinate with the Quasar Compliance Department to file registration documentation for those individuals whose assigned responsibilities require them to be dually licensed with WBI and/or HG and Quasar.

Certain WBI employees engaging in ETF distribution services are registered representatives of our affiliated Broker/Dealer, Millington Securities, Inc, member FINRA. Certain WBI/HG employees may also be registered with Millington Securities related to their employment responsibilities with Millington Securities, Inc.

Certain HG employees may be dually registered with FINRA through broker/dealers not affiliated with HG.  Such employees may have responsibilities to the broker/dealer for which they are compensated.  HG is not responsible for FINRA licensing for its dually appointed employees nor is HG responsible for monitoring compliance of employees in the performance of their duties for the broker/dealer, including satisfying continuing education requirements.

Prospective advisor representative applicants must complete the Form U4 Questionnaire, which must be sent to the Compliance Officer who will then prepare the initial Form U4 document and forward the pending Form U4 to the supervised person for review and approval. The Compliance Officer will submit the Form U4 through either the WBI or HG Web CRD system.  Supervised persons that do not provide investment advice to retail clients as part of their job function will be licensed only with WBI.  Supervised persons that meet with HG clients and provide investment advice to those clients will be licensed with both WBI and HG.

The Form U4 must be completed accurately and truthfully by the supervised person.  The supervised person maintains the sole responsibility for ensuring his/her Form U4 is accurate and current at all times.  Supervised persons will be provided a final copy of his/her Form U4.  Anytime information on the Form U4 becomes materially inaccurate, (change of address, etc.), the supervised person must contact the Compliance Officer to request an amendment to the Form U4 the Compliance Officer will then prepare an amendment for the supervised person’s review and approval.

Upon completion of a professional designation, a supervised person must complete the WBI/HG Notice of Professional Designation Form.  The completed form must be provided to the CCO for review and approval prior to advertising any professional designation to the public. The approval and Notice of Professional Designation Form will be made part of the licensing file.  This policy is not limited to the professional designations listed above but includes all designations held out to the public.

TERMINATION OF A SUPERVISED PERSON
The Chief of Staff will notify the CCO of the termination of a supervised person. The Compliance Department will take care of filing the appropriate paperwork, including filing a Form U5 and updating Form ADV Parts 1 and 2 as needed.

In addition to notifying the CCO of the termination of a supervised person, the Chief of Staff will obtain a letter of resignation from the supervised person leaving the firm and record the termination in human resources file. The Chief of Staff will also notify the Operations Supervisor, Chief Technology Officer, and any other personnel as necessary to ensure that the supervised person’s access to sensitive information and accounts of WBI, HG, and clients.  The CCO and Chief of Staff will be responsible for ensuring that all appropriate steps are taken following the termination of a supervised person.

WBI/HG CODE OF ETHICS
INTRODUCTION
According to Rule 204A-1 of the Advisers Act, and Rule 17j-1 of the Investment Company Act, investment advisors must establish, maintain and enforce a Code of Ethics. Towards that end, an advisor’s Code of Ethics must establish and describe a standard of business conduct that the advisor requires of all its Supervised Persons.  While the rules do not require an advisor to adopt a particular standard, the standard chosen must reflect the advisor’s fiduciary obligations and those of its Supervised Persons, and must require compliance with federal securities laws.  The Firm has established this Code of Ethics, which will apply to all Supervised Persons of WBI and HG (together, “the Firm”) and governs the Firm’s interactions with its clients.

The CCO will review and update this Code no less than annually or as required by any material business or regulatory changes.  This Code of Ethics will be available and distributed to all Supervised Persons at the Firm. All Supervised Persons will be required to review this Code of Ethics no less than on an annual basis and provide an acknowledgment of their receipt and understanding.  If a client makes a request for a copy of this Code of Ethics, the CCO or designee will provide a copy to the client within 3 business days of the request.

FIDUCIARY DUTY & STANDARDS OF BUSINESS CONDUCT
The Firm and all Supervised Persons have a fiduciary duty to all advisory clients and must conduct business in an honest, ethical and fair manner.  As fiduciaries, it is unlawful for the Firm or any Supervised Persons to engage in fraud, deceptive or manipulative activities.  The Firm and Supervised Persons will act in the client’s best interest at all times and will not at any time place their interests ahead of any client’s interest.  The Firm and all Supervised Persons must identify, address and disclose any potential conflicts of interest between the Firm, its Supervised Persons and its Clients. The Firm and all Supervised Persons must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to their clients. These standards of business conduct and fiduciary duty are considered the core underlying principles for the firm’s Code of Ethics.

Fiduciary duties include the following examples:

•	Having a reasonable, independent basis for investment advice.
•	Exercising reasonable care to avoid misleading clients.
•	Being loyal to the client and acting in good faith.
•	Obtaining best execution when implementing the client’s transactions where the investment advisor representative has the ability to direct brokerage transactions for the client.
•	Making full and fair disclosure to the client of all material facts and when a conflict of interest or potential conflict of interest exists.
•	Placing the interests of clients first.
•	Treating all clients fairly.
•	Maintaining the confidentiality of client information.

COMPLIANCE WITH FEDERAL SECURITIES LAWS
The Firm requires all of its Supervised Persons to conduct business with the highest level of ethical standards and to comply with all applicable federal and state securities laws at all times including, but not limited to, the Investment Advisers Act of 1940, the Investment Company Act of 1940, and the Securities Act of 1933.

SUPERVISION
The Firm is responsible for ensuring adequate supervision over the activities of all Supervised Persons who act on its behalf. These supervisory responsibilities include:

•
Maintaining and amending as needed internal standards, policies, procedures and controls to promote compliance with this Code of Ethics and with other policies and procedures designed to promote each Supervised Person’s fiduciary responsibility.

•	Performing periodic internal and external reviews and audits of the company’s standards, policies, procedures and controls.
•	Providing on-going training regarding this Code of Ethics and the company’s policies and procedures to all Supervised Persons.
•
Providing an environment that encourages Supervised Persons to engage in safe and confidential discussions and disclosures to the CCO regarding any violations or potential violations to this Code of Ethics.

•	Establishing clear lines of accountability for the company’s internal policies and procedures.

PROHIBITED ACTS
Any supervised person engaging in an unethical business practice is subject to having his/her license denied, suspended or revoked and employment terminated.  The following is a non-exhaustive list of examples of unethical business practices:

•	Forgery
•	Embezzlement

•	Theft
•	Exploitation
•	Non-disclosure
•	Incomplete disclosure or misstatement of material facts
•	Manipulative or deceptive practices
•	Aiding or abetting any unethical practices

The Firm and supervised persons will not engage in any dishonest or unethical conduct including, but not limited to:

1.	Engaging in any act, practice or course of business that is fraudulent, deceptive, or manipulative in contravention of any rules or regulations established by all governing regulatory bodies.
2.
Making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.
Recommending to a client the purchase, sale or exchange of any security without reasonable grounds for believing that the recommendation is suitable for the client based on the information furnished by the client after reasonable inquiry regarding the client’s investment objectives, financial situation and needs, and other information that is known by the investment adviser.

4.	Recommending unregistered, non-exempt securities or the use of an unlicensed broker-dealer

5.
Using discretionary authority when placing any trade for the purchase or sale of a security on behalf of the client without obtaining written authority from the client prior to the initial trade being implemented.

6.
Recommending or implementing trades in a client’s account that are excessive in size or frequency with respect to the client’s financial resources, investment objectives and the character of the account.

7.
Placing an order to purchase or sell a security on behalf of a client upon receiving instructions to do so through a third party, unless a written third-party trading authorization has been previously obtained.

8.	Borrowing money or securities from or loaning money or securities to a non-family member client.

9.
Misrepresenting the qualifications of WBI, HG, its investment adviser representatives or any of its supervised persons, the nature of the advisory services offered by WBI and HG, or the fees to be charged to any advisory client.

10.	Failing to disclose to all clients the availability of any fee discounts.

11.	Omitting from any written or verbal communication a material fact that would make statements regarding qualifications, services or fees misleading.

12.	Providing advice and guaranteeing the client that a gain or no loss will occur as a result of the advice.

13.
Providing reports or recommendations to any advisory client prepared by someone other than WBI/HG without disclosing that fact to clients.  This does not apply to situations where WBI/HG uses published research reports or statistical analyses when providing services to clients.

14.
Charging fees that are unreasonable relative to the types of services provided, the experience and knowledge of the investment advisor representative providing the services, and the sophistication of the client.

15.
Failing to disclose material conflicts of interest in relation to the adviser or any of its supervised persons in writing prior to providing services if such information could reasonably cause the advice to be biased and not objective.  Some examples include the following:

a.	Existing compensation arrangements connected with advisory services provided to clients that are in addition to compensation received from clients for the advisory services.

b.
Acting in the capacity as an investment adviser or investment advisor representative and an insurance agent on a transaction where a fee can be charged for advisory services and a commission can be charged for purchasing insurance products as a result of the investment advice provided.

16.	Publishing, circulating, or distributing any advertisement that has not been approved and that does not comply with the proper regulatory requirements.

17.	Disclosing any confidential information of any client, unless required by law to do so or having received written authorization from the client to do so.

18.	Failing to provide the proper disclosure documents (Form ADV Part 2 Brochure) prior to or at the time of executing a client agreement for advisory services.

19.	Entering into, extending or renewing an agreement for advisory services unless such agreement is in writing.

20.	Using contracts that seek to limit or avoid an adviser’s liability under the law.

21.
Creating any condition, stipulation or provision as part of any advisory client agreement that limits or attempts to limit the liability of WBI, HG or any supervised persons for willful misconduct or gross negligence.

Place of Business
The Advisers Act defines “Place of Business” of an Investment Adviser as “(1) An office at which the investment adviser representative regularly provides investment advisory services, solicits, meets with, or otherwise communicates with clients; and (2) Any other location that is held out to the general public as a location at which the investment adviser representative provides investment advisory services, solicits, meets with, or otherwise communicates with clients”.

The Firm maintains only one “office” or “place of business”, which is One River Center, 331 Newman Springs Road, Suite 122, Red Bank NJ 07701 (the Firm’s “Main Office”). In order to avoid creating the appearance of a satellite office supervised persons will be required to adhere to the following standards when conducting business, or meeting, soliciting or otherwise communicating with clients:

1.
Investment advisory services  with clients may not be conducted from a Supervised person’s home, or any other location which could  reasonably be construed or create the appearance of a satellite Firm  “office”, other than the Firm’s Main Office..

2.
All Supervised Persons are prohibited from creating the appearance or holding out any other location as an “office” of the Firm. Therefore, all Business Cards, Signature Lines, and other Correspondence must indicate only the Firm’s Main Office as the Supervised Person’s office address.

Supervised Persons are prohibited from keeping Firm books and records at their residence, or any other location other than the Firm’s Main Office, or an approved Books and Records location as indicated on the Firm’s ADVs
RECORDKEEPING
Pursuant to Rules 204-2(a)(12) under the Investment Advisor’s Act and Rule 17j-1(f) of the Investment Company Act, the Firm shall maintain the following records related to the Code of Ethics:

1.	A copy of each Code of Ethics currently in effect, or that was in effect at any time within the past five years;

2.	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

3.	A copy of each holdings and transactions report (as described further below);

4.	A record of all written acknowledgments of the Code of Ethics by supervised persons;

5.	A record of all persons, currently or within the past five years, who were access persons of the Firm; and

6.	A copy of each report made to the Advisors Series Trust Board of Trustees and Absolute Shares Trust Board of Trustees as necessary pursuant to Rule 17j-1(c)(ii).

The Firm shall keep all books and records in an easily accessible location for a period of five years from the end of the last fiscal year in which an entry was made or published. For the first two years, the books and records will be maintained in an appropriate office of WBI.  Further information about the Firm’s document retention policies is contained in the “Books and Records” section of the WBI/HG Compliance Manual.

The Firm has engaged with Compliance Science’s Personal Trading Control Center “PTCC” Compliance Database for centralized Code of Ethics Reporting. Supervised persons will submit pre-clearance requests and certifications through the PTCC database where these records will be maintained.

INSIDER TRADING
Policy: Improper use of inside information when conducting any securities transaction is a serious violation of securities laws and will not be tolerated.  Any person having access to material, non-public information will violate anti-fraud provisions of the federal securities laws by effecting transactions or communicating such information for the purpose of effecting transactions in such securities without public disclosure of the information.  Supervised persons will not purchase or sell a security, either personally or on behalf of others, while in the possession of material, non-public information.  Supervised persons are also forbidden to communicate material, non-public information to others in violation of the law.  This policy applies to all supervised persons and extends to activities within and outside of their duties with the Firm.

Procedures: It is important to avoid even the appearance of impropriety and to exercise good judgment when relating information to others that is obtained as a result of your involvement with the Firm or otherwise. Penalties associated with insider trading can be severe to both the Supervised Person and the Firm even if the Supervised Person did not personally benefit from the violation. All questions concerning insider trading and the Firm’s policy should be referred to the CCO.

Definitions

“Material Information” is generally defined as:
•
information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information which, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available;

•	information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of the company’s securities; or
•	information that could cause insiders to change their trading patterns.

Information that employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts. So-called “market information,” such as information concerning an impending securities transaction (e.g., private transactions in public entities (PIPEs), tender offers, exchange offers, corporate reorganizations, merger and acquisition activities, etc.) may also be “material.” In addition, prepublication information regarding reports in the financial press may be material.

There is no simple test that exists to determine when information is material. Such assessments of materiality involve highly fact-specific inquiries and are often challenged with the benefit of hindsight. As such, an employee should seek guidance from the CCO if there is any question or doubt in their mind.

“Non-Public Information”: Information is non-public until such time as it has been effectively communicated to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or other government agency, or appearing in newspapers or other publications of general circulation would be considered public.

“Insider”: The concept of “insider” is broad. It includes officers, directors, and employees of a company. Please note that a person does not have to be an executive or in senior management to be an insider. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Temporary insiders can also include, among others, a company’s law firm, accounting firm, consulting firm, banks, and the employees of such organizations.

Supervision: If the Firm is aware of any securities that it is restricted from trading due to possible insider trading violations, such securities will be listed on the Firm’s restricted trading list.  This list will be kept current at all times.

The CCO or designee will monitor for insider trading activity as part of the Compliance Department’s overall supervision of personal securities transactions (see next section).

Anytime a Supervised Person suspects that a client or another Supervised Person is trading based on inside information, or determines that they have received material, non-public information, that information must be reported to the CCO immediately. Persons having knowledge of material, non-public information must not place any securities transactions in securities relating to such information for any account. In addition, no recommendations will be made in relation to any securities affected by the information. Information will be communicated to the CCO who will then determine the appropriate course of action to take. The CCO will communicate the appropriate course of action to the Supervised Person(s) having knowledge of the information.

In the event of evidence of a trade or action which appears to have been conducted due to possession of material nonpublic information, the CCO will initiate an investigation and notify the President of the Firm, who in turn will notify the appropriate regulatory agencies if the investigation results in a conclusion that insider trading policies were violated. Records of investigations will include:

•	The name of the security,
•	The date of the trade(s)/action and the investigation,
•	The account number, and
•	The result of the investigation.

Investigation-related records and reports will be maintained for a period of three (3) years.
PERSONAL SECURITIES TRANSACTIONS
Policy: Per the requirements of Rule 204A-1 of the Advisers Act, all persons associated with WBI and HG who are also considered access persons will be required to make periodic reports to the CCO.  An access person has been defined by the SEC, under Rule 204A-1(e)(1), as:

(i) Any of your supervised persons:

(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

(ii) If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons

“Supervised Person Accounts” include any brokerage accounts where a Supervised Person has a direct or indirect beneficial ownership or personal financial interest.

“Related Accounts” include any spousal accounts (including common-law), brokerage accounts for any relatives residing in the same household as the Supervised Person, and the brokerage accounts of any person to whom the Supervised Person provides a material level of financial support (greater than 25% of the person’s annual income)

The Firm considers all supervised persons (with the exception of “limited supervised persons” (temporary consultants, ect) access persons.  Each person is informed of their status as an “Access Person” and of their reporting requirements at their initial new employee orientation meeting, and again on a quarterly basis through the WBI/HG Personal Securities Transactions Certification which will be distributed to them via PTCC on a Quarterly basis.

WBI, HG and supervised persons may buy or sell securities or hold a position in securities identical to the securities recommended to clients.  It is the Firm’s policy that no supervised person will put his or her interest before a client’s.  Supervised persons may not trade ahead of any client or trade in a way that would cause the supervised person to obtain a better price than the price a client would obtain.

 All securities transactions in a supervised persons’ own account or their related accounts must be approved by the Compliance Department in advance.  Supervised persons must submit their securities transactions request to the Compliance Department via PTCC and receive approval prior to engaging in the securities transaction. All approved transactions are subject to a 30-day holding period.  Additionally, transactions are subject to an 8-day blackout period (the day of the transaction and 7 days after) with respect to securities purchased or sold on behalf of the WBI Funds or WBI ETFs.

In order to properly report all reportable transactions, supervised persons should (1) submit a Personal Securities Transaction request to the Compliance Department through PTCC and wait for approval prior to engaging in the securities transaction, and 2) on a quarterly basis complete and submit through PTCC (Personal Trading Control Center) the WBI/HG Personal Securities Transactions form disclosing their personal securities transaction activity. Supervised persons must request pre-clearance for related accounts by following the same protocol and submitting the pre-clearance request through PTCC on the related person’s behalf.

Transactions in employee accounts under WBI management and non-managed employee courtesy accounts held at an approved custodian and linked to WBI do not have to be reported on the WBI/HG Personal Securities Transactions form because account activity in these accounts is included in custodial downloads. All other securities transactions, including transactions in WBI Funds and WBI Shares ETFs, must be reported by attaching a duplicate statement. Investments in WBI Funds in the WBI 401-k plan do not have to be disclosed, since the Compliance Department has access to this information.

Failure to comply with this policy is a serious matter, and may be cause for immediate dismissal from the firm. Transactions in the following securities (“Exempt Securities”) do not require pre-approval and are not subject to the holding or blackout periods described above:

•	Direct obligations of the Government of the United States,
•	Money Market Instruments (i.e. banker’s acceptances, bank CODs, etc.),
•	Money Market Fund shares,
•	Open ended Mutual Fund shares, other than WBI Funds shares,
•	Investments in WBI Funds inside the WBI 401-k Plan,
•	Unit Investment Trusts as long as the UITS are invested exclusively in unaffiliated mutual funds,
•	Variable Annuity Investments.

Unless noted as an Exempt Security above, all securities are considered reportable, including investments in privately offered securities, such as interests in a hedge fund or other type of limited partnership.  The following types of transactions are also excluded from the reporting requirements:

•	Transactions effected pursuant to an automatic investment plan
•	Securities held in accounts over which an supervised person has no direct or indirect influence or control

Preclearance is not required for transactions that are directed in full by an affiliated or unaffiliated investment advisor with discretionary authority in a managed account that has been specifically approved by Compliance for this type of activity. However, each quarter, for every account that is fully managed by an affiliated or unaffiliated investment adviser with discretionary authority, the Supervised Person will be required to certify that they have had no direct or indirect influence or control, made any suggestions regarding particular purchases or sales of securities, or directed any particular purchases or sales of securities.

Procedures: Supervised Persons must disclose all Supervised Person and Related Accounts upon employment with the Firm.  Additionally, using the Compliance Science Platform, prompt notification must be given to Compliance should there be any changes (new or closed accounts) to an individual’s schedule of their Supervised Person and Related Accounts.

Subject to the conditions below, Supervised Persons must ensure that the CCO will receive for each Supervised Person or Related Account – either through the Compliance Science platform or hardcopy statements – all holdings and transaction reports as required by Rule 204A-1 of the Advisers Act. At a minimum, the CCO must receive initial holding reports (statements) within 10 days after employment and a holding report (statement) must be submitted to the CCO at least once each year. Additionally, the CCO must receive transaction reports (statements) on a quarterly basis reflecting any changes in beneficial ownership for all reportable securities.

Supervised Persons must not take any action including, but not limited to, the purchase or sale of securities, recommending the purchase or sale of securities, or causing the purchase or sale of securities which could cause even the appearance that an unfair or improper action has been taken. All Supervised Persons must refrain from knowingly engaging in transactions that represent a potential conflict of interest with the Firm or any clients. Any questions about this policy should be referred to the CCO.

Unaffiliated Open-End Mutual-Fund Only Account Exclusion

Supervised Persons are not required to disclose any accounts in which only open-end mutual fund transactions can be effected (e.g. many 401k plan accounts).  If the Supervised Person can purchase anything other than open-end mutual funds in an account or if the Associated Person intends to purchase any open-end mutual funds issued by affiliated advisers in the account, then it does not qualify for this exclusion and the account must be disclosed.

Account Statements (Holdings and Transaction Reports)

As stated above, Supervised Persons are responsible for ensuring that arrangements are in place to provide Compliance with duplicate statements for all Supervised Person and Related Accounts (either through Compliance Science or duplicate hardcopy statements).

Restricted List

The Firm maintains a Restricted (Gray) List that will include, at a minimum, all securities that are being transacted in on behalf of client accounts..  Additionally, those securities will remain on the Restricted List for at least 8 business days after the order is complete (the “Blackout Period”). Whether or not a security appears on the Restricted List, the Firm reserves the right to refuse, cancel or request reversal of any trade for a Supervised Person or Related Account for any reason, and without any explanation, at its sole discretion.
Brokerage Account Reporting

Information regarding all of a supervised person’s brokerage accounts must be submitted within 10 calendar days of becoming an access person of the Firm (i.e., the commencement of employment) and at least annually thereafter.  This requirement is explained at each new employee’s orientation meeting.  Such reports must contain current information (not older than 45 days from the date the report is submitted).   Supervised persons must also work with the Compliance Department to get authorization for their brokerage accounts to be set up for an electronic broker feed to allow reporting on PTCC. CCO, outside brokerage accounts must be established at brokerage firms that work with PTCC for reporting purposes.

Accounts established outside of the WBI managed account program must be reported to the Compliance Department at the time the account is established. Unless written permission is granted by the CCO, outside brokerage accounts must be established at brokerage firms that work with PTCC for reporting purposes.

Access persons are permitted to open an account through the WBI Investments – Investment Management Program.  Access persons are also encouraged to open personal accounts through either Charles Schwab & Co., Inc. or through Pershing Advisor Solutions.  When access persons open a WBI managed account, no additional reporting procedures are required (including the annual holding reports listed above).  This is because the access person’s personal accounts will be integrated into the WBI reporting system and are available to the CCO and Compliance Officer for review and monitoring.

Supervision: The CCO or designee is responsible for reviewing transactions in Supervised Person and Related Accounts. Evidence of requests, approvals, reviews and compliance certifications will be maintained in each Supervised Person’s file and/or in the Compliance Science Platform. Wherever possible, the Compliance Science Platform receives electronic feeds of transaction and holdings in our Supervised Persons’ personal trading accounts. Using that system, the Firm’s CCO or designee will be able to monitor each Supervised Person’s holdings and transactions as per the requirements of Rule 204A-1, and identify any transactions that were not properly pre-cleared. Supervised Persons will be contacted about transactions that may be out of compliance with regulatory rules or the Firm’s policies, and any follow up actions will be recorded including disciplinary notices, trade cancellation, disgorgement of any profits, etc... In addition, on a quarterly basis, all Supervised Persons will receive a compliance certification asking them to confirm their accounts and activity

OUTSIDE BUSINESS ACTIVITIES
Policy: All supervised persons must submit an Outside Affiliation request to the Compliance Department via PTCC and receive approval prior to engaging in the activity. In addition, on a quarterly basis, Supervised Persons must complete a compliance reporting statement via PTCC that verifies all their current outside business activities. Outside business activities of registered adviser representatives must also be disclosed on that person’s U4.  Some outside business activities must also be reported on the firm’s Form ADV.

Examples of Outside Business Activities may include:

1.	Being employed or compensated by any other entity;
2.	Being active in any other business including part-time, evening or weekend employment;
3.	Serving as an officer, director, partner, or some other similar capacity for any other entity;
4.	Ownership interest in any non-publicly traded unaffiliated company or other private investments; or
5.	Any public speaking or writing activities that are conducted outside of a supervised person’s employment or responsibilities with WBI.

The following outside business activities are not permitted by the Firm.  This is not an all inclusive list.  The Firm maintains final discretion to approve or reject all outside business activities.

•	Employment with an unaffiliated investment advisor.
•	Employment with a bank.
•	Employment with a real estate development firm.
•	Employment with an insurance company.
•	Membership with an Investment Club.
•	Serving on the board of an unaffiliated public or for-profit private company.

Procedures: Supervised Persons requesting approval to engage in outside business activities must complete an Outside Business Activities Disclosure Form or an Outside Affiliation Request on the Compliance Science Platform and submit it to Compliance prior to engaging in the activity. Compliance will approve or disapprove the outside business activity in writing or via the Compliance Science Platform and notify the Supervised Person.

Supervision: Evidence of requests, approvals, and compliance questionnaires will be maintained in each Supervised Person’s file and/or the Compliance Science Platform. In addition, the CCO or a designee will evaluate and document whether the outside activity is detrimental to the Supervised Person’s job function and what restrictions, if any, are necessary. Finally, the CCO or designee will ensure that the Supervised Person’s Form U4 is updated with the activity.
GIFTS AND ENTERTAINMENT
Policy: All Supervised Persons are required to submit a request to Compliance either in writing or using the Gifts & Entertainment Preclearance Request on the Compliance Science Platform prior to giving (or prior to accepting) a gift. Gifts, gratuities, and entertainment are subject to regulatory limitations. Failure to comply may result in fines or other regulatory actions against the Associated Person and the Firm. The key elements of the policy follow:

•	Gifts to others are limited to $100 per year per person.
•	Multiple gifts to the same person are aggregated, that is, the total of all gifts in any year firm-wide cannot exceed $100 to one person.
•	The receipt of gifts is limited.
•	An Associated Person must host entertainment to avoid entertainment being considered a “gift” subject to limitations.
•	Gifts to labor union Associated Persons require prior Compliance approval.
•	Gifts to public officials require prior Compliance approval.
•	If the Firm pays for a gift or reimburses the Associated Person for the cost of the gift, the gift is subject to this policy’s requirements.
•	Gifts incidental to entertainment (for example, a golf shirt given during a golf outing) are considered gifts subject to reporting to Compliance and the gift limitations.
•
Gift requirements (whether the gift is given or received) do not apply to personal gifts to or from immediate family members (parents, children, grandparents, siblings, spouse, in-laws) who also happen to be customers and where the gift is unrelated to the Firm’s business. The policy also does not apply to occasional personal gifts to others (such as a wedding gift or a congratulatory gift for the birth of a child).

Procedures: All Supervised Persons are required to submit a request to Compliance either in writing or using the Gifts & Entertainment Preclearance Request on the Compliance Science Platform prior to giving (or prior to accepting) a gift. This includes gifts given in any business related manner to an individual employed by a financial institution or any other entity with which the Firm has a business relationship.

All Supervised Persons who entertain customers or prospective customers must notify Compliance either in writing or using the Gifts & Entertainment Preclearance Request on the Compliance Science Platform. Additionally, all entertainment and related expenses must be detailed on an expense form with receipts attached and submitted to the CFO. Entertainment of customers or prospective customers must be reasonable and not so expensive that it raises a suggestion of unethical conduct.

Gifts and Entertainment to Others

Gifts relating to the Firm’s business are limited to $100 per year per person. The limitation does not include usual business entertainment such as dinners or sporting events where the Associated Person hosts the entertainment. Gifts of tickets to sporting events or similar gifts (where the Associated Person does not accompany the recipient) are subject to the limitations on gifts and gratuities. “Entertainment” includes a broad range of activities, such as trips and parties, where a Supervised Person hosts someone related to the Firm’s business. Questions regarding the reasonableness of proposed gifts or entertainment and related expenses should be referred to Compliance. Gifts or entertainment may not be so frequent or so expensive as to raise a suggestion of unethical conduct.

Associated Persons of regulators are also subject to limitations regarding gifts given to them by broker-dealers and their Associated Persons. Compliance should be contacted for guidance before giving gifts to Associated Persons of regulators.

Acceptance of Gifts and Entertainment

Supervised persons may not solicit gifts or gratuities from customers or other persons with business dealings with the Firm. Supervised Persons are not permitted to accept gifts from outside vendors doing business with the Firm or seeking future business without Compliance’s written approval.. Questions regarding the reasonableness of gifts or entertainment received from customers, vendors or other persons should be referred to Compliance. Gifts or entertainment may not be so frequent or so expensive as to raise a suggestion of unethical conduct.

De Minimis and Promotional Items

The gifts and entertainment policy does not apply to gifts of de minimis value (such as pens, notepads, or modest desk ornaments) or to promotional items of nominal value with the Firm’s logo such as umbrellas, tote bags, or shirts. Promotional items must be valued below the $100 limit to be excluded from the gift policy. Items of higher value (near $100 or more), even if they include the Firm’s logo, are considered “gifts” subject to this policy.

Customary Lucite tombstones, plaques, or other decorative items commemorating a business transaction are excluded. This exemption is very limited; other items are considered gifts subject to the policy, even if they commemorate a business transaction.

Conflicts of Interest, Judgement and Fiduciary Responsibility

Gifts & Entertainment are not permitted to be given or received in situations that would impair an individual’s judgement or fiduciary responsibility. For example, a gift should not be given to someone if the purpose is to incentivize an individual to publish information that might impact the market price of any security. Another example would be a gift that is received from another firm that is intended to directly reward or compensate a Supervised Person for sending business activity to that firm. This restriction applies to all Gifts & Entertainment including De Minimis and Promotional Items. Furthermore, Gifts & Entertainment are not permitted to be received in situations where they are compensation for the purchase or sale of any property to or for any affiliated funds as this activity is prohibited under section 17(e)(1).

Non-Political Charitable Contributions

As a result of a solicitation from an employee(s) or agent(s) of a customer or potential customer acting in a fiduciary capacity, a non-political charitable contribution could be construed as a conflict of interest similar to the payment of gifts or gratuities.

All requests for charitable contributions on behalf of the Firm will be forwarded to the CCO.  The Firm does not restrict contributions to charitable organizations by Associated Persons acting in their own capacity. The Firm will not reimburse charitable contributions made by Associated Persons.

Supervision: All Gifts & Entertainment requests will be reviewed and either approved or denied, in writing or through the Compliance Science Platform. Using the Compliance Science Platform, the CCO will maintain and review the Gifts and Entertainment logs looking for any patterns which may raise concern. In addition, the CFO will review any expense reimbursement requests to ensure that the Firm’s policy is followed and that any excessive entertainment is identified, documented, and, if needed, remediated.

POLITICAL CONTRIBUTIONS
Policy: If a supervised person wishes to make a political contribution in any amount, the individual must obtain approval from the CCO or designee prior to making the contribution by submitting a Political Contribution Request on PTCC.

SEC Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses political contributions by investment advisers and their employees.  First, the Rule prohibits an investment adviser from receiving compensation for advisory services provided to a government entity, either directly or through a pooled investment vehicle, for two years if the investment adviser or its supervised persons have made a political contribution to an individual in a position to influence the award of a management contract by such government entity.  There is a de minimis exception to this rule which allows for individuals to contribute up to $350 to a candidate per election if the contributor is allowed to vote for the candidate and up to $150 per candidate per election if the contributor is not allowed to vote for the candidate. Second, the Rule prohibits an investment adviser and its supervised persons from soliciting or coordinating campaign contributions for candidates or political parties. Finally, the Rule prohibits investment advisers from paying any third party solicitor to solicit a government entity, unless the third party solicitor is an SEC registered broker/dealer or registered investment adviser who will be subject to similar pay-to-play restrictions.  All supervised persons are deemed to be “covered associates” under Rule the Pay-to-Play Rule.

Procedures: Pursuant to the de minimis exception of the Pay-to-Play Rule, supervised persons of the Firm are allowed to make a contribution to an elected official or candidate in an amount up to $350 per election if the supervised person is able to vote for the official or candidate, and up to $150 per election if the supervised person is not able to vote for the official or candidate.  These are general guidelines; in certain circumstances a contribution of more than the de minimis amount may be permissible if the candidate could not directly or indirectly influence the hiring of an investment advisor by a government-sponsored investment entity

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Supervision: In accordance with Rule 204-2(a)(18), the Firm will maintain the following records pertaining to Rule 206(4)-5:

1.	The names, titles, and business and residence addresses of all covered associates;

2.	All government entities to which the Firm provides or has provided investment advisory services in the past five years, but not prior to September 13, 2010;

3.
All direct or indirect contributions made by the Firm or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee, listed in chronological order and including:

a.	The name and title of each contributor;

b.	The name and title of each recipient of a contribution or payment;

c.	The amount and date of each contribution or payment; and

d.	Whether any such contribution was the subject of the exception for certain returned contributions.

4.
The name and business address of each regulated person to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

Such records shall be maintained in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the
Firm.

VIOLATIONS
Supervised persons are encouraged to report any suspected violation of the WBI/HG Code of Ethics to the CCO. Such reports will not be viewed negatively by the Firm’s management staff, even if upon review of the reportable event it is determined not to be a violation, so long as the supervised person reported the event in good faith.  Retaliation against any supervised person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a supervised person believes that he or she has been retaliated against, he or she should notify the CEO directly.  The identity of the reporting party will remain confidential.  Upon discovering a violation of any of these policies and procedures, the Firm may impose any sanctions that are deemed appropriate, including but not limited to, disgorgement of profits, reversal of the trade or suspension of trading privileges, verbal warning, written warning, fines, suspension or termination of employment.